EXHIBIT 10.2
MIMEDX GROUP, INC.
2016 EQUITY AND CASH INCENTIVE PLAN
Amended and Restated through May 2, 2023
Form of Performance Stock Unit Agreement
THIS PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”) dated as of ____________, between MIMEDX Group, Inc. (the “Company”) and ____________ (the “Participant”), is made pursuant and subject to the provisions of the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan, as amended and restated through May 2, 2023 (the “Plan”). Unless otherwise defined herein, all terms used herein that are defined in the Plan have the same meaning given them in the Plan.
1.Grant of Performance Stock Units. Pursuant to the Plan, the Company, on _____, ___ (the “Date of Grant”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, this Award of Performance Stock Units (“PSUs”) in a target amount equal to ____________ of common stock, par value $0.001 (the “Common Stock”), of the Company (the “Shares”) subject to the terms of this Agreement. The PSUs will vest as set forth in Section 2 below and will be settled as set forth in Section 3 below. A Participant shall have no right to exchange the PSUs for cash, Common Stock or any other benefit and shall be an unsecured creditor of the Company with respect to such PSUs and any future rights to benefits.
2.Vesting of the PSUs. Subject to earlier expiration, termination or vesting as provided herein, the PSUs will become vested and may be earned based on achieving performance levels against pre-determined performance goals, and satisfying the conditions of employment, as described herein, and are forfeited if defined performance levels or conditions of employment are not achieved or satisfied.
(a)Performance Condition and Required Employment. Subject to Section 4, the total number of PSUs that may be earned by a Participant will be based on both (i) ____ Revenue, as described on Annex I, (the “Performance Condition”, with references to “Threshold,” “Target” and “Excellence” as included therein), limited as provided below and in Annex I, and (ii) satisfaction of the condition of employment, as set forth below.
(b)Applying Performance & Employment Conditions – Payout Formula. The PSUs will vest on ____________, 202_ (the “Performance Measurement Date”) in accordance with the following payout formula, provided that the Participant continues to be actively employed by the Company on the Payment Date and the Performance Condition is otherwise satisfied as follows: 50% of target number of Shares will be awarded at Threshold performance; 100% of target number of Shares will be awarded at Target performance; 150% of target number of Shares will be awarded at Excellence level; and 0% of target number of Shares will be awarded at performance below Threshold (the “Payout Formula”). Results between Threshold and Target and Target and Excellence will be prorated. Notwithstanding the foregoing, the Payout Formula may be modified based on the Company’s performance against the TSR Performance Condition (as described in Annex I).
3.Settlement of PSUs and Restricted Stock Units.
(a)Timing and Amount. Following the Performance Measurement Date, the Compensation Committee will determine the extent to which the applicable Performance Condition has been achieved, as may be limited by the TSR Performance Condition (as described in Annex I). Vested PSUs, and if issued pursuant to Section 4(a) below, Restricted Stock Units, earned by a Participant will be settled and paid in Shares as soon as practicable following the Performance Measurement Date on a date determined in the Company’s discretion, provided that the Participant continues to be actively employed on such date, subject to Section 4, and in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4) (the “Payment Date”).
(b)Stock Holding Requirements. Notwithstanding any other provision of this Agreement, the Shares that are issued may not be sold, transferred or otherwise disposed of until the level of ownership provided in the Company’s Stock Ownership Guidelines is met, to the extent applicable to the Participant. All Shares acquired hereunder (“net” Shares acquired in case of any net exercise or withholding of Shares) shall be subject to the terms and conditions of the Company’s Stock Ownership Guidelines, as they may be amended from time to time.
(c)Insider Trading Restrictions; Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to Participant’s country and the country or countries in which the Shares are or may be listed, which may affect his or her ability, directly or indirectly, to acquire, sell or attempt to sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock (e.g., PSUs), under the Plan during such times as Participant is considered to have “inside information” regarding the Company. Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees, and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions as well as any applicable Company insider trading policy, and Participant should consult with his or her personal legal advisor on this matter.
4.Forfeiture of the Shares. PSUs and/or Restricted Stock Units or other payments are forfeited and no amounts shall be paid to any employee whose services are terminated for any reason prior to Payment Date, as applicable, except for Participants whose employment is terminated without “Cause” or for “Good Reason” within two years following the occurrence of a Change in Control, or Participants who die or whose employment is terminated due to Disability before the end of the Performance Period (as defined in Annex I), each as set forth below.
(a)Change in Control. Notwithstanding the foregoing, upon the occurrence of a Change in Control prior to the end of the Performance Period, any outstanding PSUs shall be treated in accordance with and governed by Section 14.05 of the Plan. For PSUs which are then outstanding hereunder, the Target level of performance set forth with respect to the Performance Condition for such units shall be deemed to have been attained (or, if higher, the actual level of performance attained), and such Shares or units shall be converted into and remain outstanding as Restricted Stock Units, subject to forfeiture unless the Participant continues to be actively employed by the Company through the end of the original Performance Period, but subject to exception in the case of a termination of employment by the Company without Cause or, in the case of a Participant with an effective Key Employee Retention and Restrictive Covenant Agreement at the time of termination, a termination by the Participant with Good Reason, in either case during the two-year period following the Control Change Date.

(b)Death and Disability. If the Participant’s employment with the Company and its Affiliates is terminated on account of the Participant’s death or Disability prior to the end of the Performance Period, a pro-rata portion of the PSUs shall vest in proportion to the number of days the Participant was employed in relation to the number of days in the Performance Period, reduced by the number of Restricted Stock Units issued to the Participant for the Performance Period, which PSUs may be earned subject to and based on the degree of attainment of the Performance Condition as may be limited by the TSR Performance Condition (as described in Annex I). Such vesting and payment of PSUs will occur after completion of the Performance Period as provided in Section 3(a).
5.Agreement to Terms of the Plan and this Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. All decisions and interpretations made by the Company or the Committee with regard to any question arising under this Agreement will be binding and conclusive on the Company and Participant and any other person who has any rights under this Agreement.
6.Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the Shares received upon vesting of the PSUs and/or Restricted Stock Units and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition. The Participant is solely responsible for determining the tax consequences of the Performance Stock Unit Award and for satisfying the Participant’s tax obligations with respect thereto (including, but not limited to, any income or excise tax as resulting from the application of Code Sections 409A or 4999 or related interest and penalties), and the Company and its Affiliates shall not be liable if this grant is subject to Code Sections 409A, 280G or 4999. The Company’s obligation to issue Shares is subject to the Participant’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company. The Committee, to the extent applicable law permits, may allow the Participant to pay any such amounts as provided in the Plan.
7.Fractional Shares. Fractional Shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.
8.Change in Common Stock. The PSUs and Restricted Stock Units are subject to adjustment as provided in Article XVI of the Plan.
9.Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Shares, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:
If to the Company:    MIMEDX Group, Inc.
    1775 West Oak Commons Ct. NE
    Marietta, Georgia 30062
    Attn: General Counsel

If to the Participant:    The most current address of record on file with the     Company.

10.Shareholder Rights; Dividend Equivalents. Except as provided below, Participant shall have no rights as a Shareholder of the Company with respect to Shares underlying the PSUs and Restricted Stock Units unless and until Shares are delivered to Participant in respect of such PSUs or Restricted Stock Units. The PSUs and Restricted Stock Units will be entitled to accrue Dividend Equivalents, which will be subject to all conditions and restrictions applicable to the underlying PSUs and Restricted Stock Units to which they relate, and which may not be paid until and unless the underlying PSUs and Restricted Stock Units are vested, earned and paid. Dividend Equivalents will accrue prior to the issuance of Shares with respect to the PSUs and Restricted Stock Units or their earlier forfeiture. Dividend Equivalents will be earned only for PSUs and Restricted Stock Units that are earned or deemed earned under this Agreement. With respect to PSUs and Restricted Stock Units that are not earned (because the applicable vesting restrictions do not lapse or otherwise), Dividend Equivalents that were accrued for those units will be cancelled and forfeited along with the PSUs, Restricted Stock Units and underlying Shares, without payment therefor by the Company or any Affiliate. Dividend Equivalents will be paid at such time as the underlying PSUs and Restricted Stock Units to which they relate are paid.
11.No Right to Continued Employment or Service. Neither the Plan, the granting of the PSUs or any Restricted Stock Units nor any other action taken pursuant to the Plan or this Agreement constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.
12.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
13.Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.
14.Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.
15.Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.
16.Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that the PSUs and Restricted Stock Units granted pursuant to this Agreement be exempt from Section 409A of the Code as short-term deferrals, pursuant to Treasury regulation §1.409A-1(b)(4), or otherwise comply with Section 409A of the Code. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that the PSUs or Restricted Stock Units are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code. For the avoidance of doubt, the provisions of this Agreement shall be construed and interpreted consistent with Article XXII of the Plan including, without limitation, the Key Employee Rule set forth in Section 1.07 thereunder.

17.Non-transferability and non-alienation. The Participant shall not assign or transfer any PSUs or Restricted Stock Units while such units remain forfeitable, other than by will or the laws of descent and distribution. No right or interest of Participant or any transferee in the PSUs, Restricted Stock Units or Shares subject to the units shall be subject to any lien or any obligation or liability of the Participant or any transferee.
18.Compensation Recoupment Policy. This Award of PSUs shall be subject to the Company’s Compensation Recoupment Policy, any similar policy that the Company may adopt and applicable law related to compensation recoupment.
19.Governing Law. This Agreement shall be governed by the governing laws applicable to the Plan.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed the Participant’s signature hereto.

COMPANY:
COMPANY:
MIMEDX GROUP, INC.

____________________________________
    Name: Joseph H. Capper
    Title:    Chief Executive Office

ATTEST:

____________________________________
Name: William “Butch” Hulse
Title:     General Counsel and Chief Administrative Officer

PARTICIPANT:

____________
[Signature Page to PSU Award Agreement]
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Annex I

Threshold, Target and Excellence Levels $(000)
	Threshold (50%) Payout	Target (100% Payout)	Excellence (150% Payout)
Total Revenue – Fiscal year ended December 31, ____	$X	$X	$X

The number of PSUs earned determined based on the immediately preceding table may increase by up to 20% based on the Company’s Relative TSR Percentile Rank as follows:

(a)    if the Company’s Relative TSR Percentile Ranking is at the 50th percentile, then the TSR Modifier Percentage will be 100%; and

(b)    if the Company’s Relative TSR Percentile Ranking is at or above the 75th percentile, then the TSR Modifier Percentage will be 120%.

To the extent that the Company’s Relative TSR Percentile Ranking ranks in a percentile between the 50th and 75th percentile, then the TSR Modifier Percentage will be prorated between the corresponding TSR Modifier Percentages listed above.

Notwithstanding the foregoing, in order for PSUs to be earned (and Shares to be awarded) above the Target performance level and up to the Excellence performance level, the Company’s Relative TSR Percentile Ranking for the Performance Period must be at or above the 50th percentile.

For purposes of the above:
“____ Revenue” means the Company’s total reported revenue for the year ended December 31, ____.
“Relative TSR Percentile Ranking” means the percentile ranking of the Company’s Total Shareholder Return from January 1, ____ through December 31, ____ (the “Performance Period”) as compared to the Total Shareholder Return achieved by the Russell 2000 Index during such Performance Period.
“Total Shareholder Return” means, with respect to any corporation, the increase in its stock price over the Performance Period plus reinvested dividends, divided by its stock price at the beginning of the Performance Period. For purposes of this definition, the beginning stock price will be the average closing price over the twenty (20) trading days up to and including January 1, ____ and the ending stock price will be the average closing price over the twenty (20) trading days up to and including December 31st ____.
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